Exhibit 99.2
Asta Funding, Inc.
Moderator: Adam Lowensteiner
August 10, 2007
10:30 a.m. EST
OPERATOR: Good morning. My name is Dihanna (ph), and I will be your conference operator today. At this time, I would like to welcome everyone to the Asta Funding third quarter and nine-month fiscal 2007 results conference call. All lines have been placed on mute to prevent any background noise.
After the speakers’ remarks, there will be a question and answer session. If you would like to ask a question during this time, simply star, then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key.
Thank you. Mr. Lowensteiner, you may begin your conference.
ADAM LOWENSTEINER, WOLFE AXELROD WEINBERGER ASSOCIATES: Thank you, operator. Good morning, and thank you all for joining us for Asta Funding’s quarterly conference call to discuss the results for the third quarter nine months results ended June 30, 2007.
By now, all of you should have had the opportunity to review the press release discussing the financial results, but if you have not, please call Wolfe Axelrod Weinberger Associates at 212-370-4500 and we will immediately send it to you either by fax or e-mail.
On the call with me today is Mr. Arthur Stern, Chairman of Asta Funding; Mr. Gary Stern, Chief Executive Officer; and Mr. Mitchell Cohen, Chief Financial Officer.
Before I turn the call over to our hosts to discuss the current results, let me take a few minutes to read the forward-looking statement.
Except for historical information containing herein, the matters set forth in this conference call are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Although Asta Funding, Inc. believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Asta Funding, Inc.’s expectations.
Factors that could contribute to such differences include those identified in Asta Funding, Inc.’s Form 10-K for the fiscal year ended September 30, 2006, and those described from time to time in Asta Funding, Inc.’s other filings with the Securities and Exchange Commission, news releases, and other communications, including that Asta may not be able to purchase consumer receivable portfolios at favorable prices or on sufficiently favorable terms or at all, and may not be able to continue its quarterly dividend program.
Asta Funding, Inc.’s reports with the Securities and Exchange Commission are available free of charge through its Web site at www.astafunding.com.

With that out of the way, let me turn the discussion over to Mr. Gary Stern, President and Chief Executive Officer of Asta Funding — Gary.
GARY STERN, PRESIDENT & CEO, ASTA FUNDING, INC: Thank you, Adam. Good morning to everyone, and thank you for joining today’s conference call to discuss Asta’s third quarter and nine-month financial results.
I am pleased to report record results for Asta’s third quarter and nine-month period. For the nine months ended June 30th, 2007, the company experienced a 35 percent increase in finance income from the same period a year ago. Contributing to our results was the increase in the average outstanding level of consumer receivable accounts acquired for liquidation during the nine months, and in particular, the second quarter, when we made our large portfolio purchase. This purchase contributed $11.4 million in revenue for the nine months and $8.8 million for the three months ending June 30th, 2007, respectively.
In addition, due to pools which were outperforming our estimates, we had accretable (ph) yield adjustments which impacted our third quarter by approximately $5.7 million for the quarter ended June 30th, 2007. We also recognized $5.6 million of finance income in the quarter from fully amortized pools, also known as zero base revenue.
For the third quarter ended June 30th, 2007, we purchased $496.8 million of face value of charged-off consumer receivables at a cost of $15.6 million. While this amount of purchasing is lower than the third quarter ending June 30th, 2006, Asta purchased $10.2 billion of face value of charged-off consumer receivables for the nine months ended June 30th, 2007, up from $3.7 billion in the same period one year ago.
We believe that the purchase level in the third quarter is not necessarily indicative of the market as a whole, but given our major purchase in the second quarter and our outsourcing model, which we are — we are — therefore are not under pressure to do any buying, and will continue to maintain our disciplined approach to purchasing.
Asta continues to have manageable overhead costs, with our expenses being fairly fixed. Although overall costs increased in the quarter, both in G&A and interest expense, those increases are primarily attributable to the large portfolio purchase that took place in the second fiscal quarter this year.
Specifically, G&A expenses were $6.5 million in the quarter, up 38.8 percent from a year ago, but a respectable increase considering the increase in the number of receivable accounts purchased during the year.
As many of you know, Asta incurs upfront postage and lettering costs associated with portfolio purchases resulting from mailing programs to notify the debtor of the new ownership of the account. These costs were obviously magnified this quarter due to the large portfolio purchase made in March of 2007.
Interest expense also rose, as the average outstanding borrowing was $360.1 million during the third quarter versus $68.6 million for the same quarter one year ago. Despite these increases, the fact that Asta has such scalability to its business, particularly when it comes to cost control, remains of utmost importance.
The company was able to successfully acquire this large portfolio without any significant increase to our infrastructure. This enables Asta to act swiftly and opportunistically when such portfolios become available.

As for our balance sheet, at the end of the third quarter, our capital structure remains sound, with $224.7 million in shareholder’s equity. Our debt, which is approximately $344.7 million at quarter end, is sequentially down from $377.2 million at the end of the second quarter, and as of today, is approximately $314.6 million.
Now I’d like to take a moment to take you through Asta’s financial results. Reported revenues for the quarter were $38.9 million, a 47.3 percent increase over revenues of $26.4 million for the quarter ended — for the quarter ended in fiscal 2006. This was driven by net collections of $73 million for the quarter, an increase of 20.2 percent from the prior year quarter of $60.8 million and our zero basis revenue previously discussed.
During the quarter, net cash collections represented by account sales was $9.8 million or 13.4 percent of net cash collections in the quarter, down from 27.9 percent in the third quarter of fiscal 2006.
Revenues for the nine-month period ended June 30th, 2007 were $97.7 million, up 36.6 percent from revenues of $71.5 million in the same period one year ago.
Net cash collections during the nine months ended June 30th, 2007 were $208.5 million, up 28 percent from $162.6 million in the prior year period.
During the nine-month period, net cash collections represented by account sales of consumer receivables acquired for liquidation were $40.8 million, or 19.6 percent of net cash collections in the quarter, down from 26.6 percent in the same period of fiscal 2006.
General and administrative costs climbed $6.5 million for the quarter, an increase of $4.7 million, or 38.2 percent from the same period a year ago. This increase is primarily from higher receivables servicing costs, including printing, postage and delivery cost, data processing cost, salaries, payroll, taxes and benefits, professional fees and telephone charges, which is the result of our increase in the number of accounts owned.
Despite these increases, the company continues to be very nimble in managing expenses, given its relatively fixed cost structure, which is a result from us outsourcing a majority of our collection efforts.
To illustrate this point, despite our large portfolio purchase in March of this year, we still anticipate only adding a few individuals internally.
Additionally, as mentioned in last quarter’s conference call, we took a non-cash charge of approximately $185,000 relating to our stock option and restrictive stock plans during the current quarter. Interest expense was approximately $6.7 million in the quarter, up from $1.3 million one year ago. This increase is primarily due to the large portfolio purchase in the second quarter and the corresponding increase in borrowing.
Asta’s pretax income reached $25.8 million in the quarter, up 30.3 percent from prior year results of $19.8 million. For the nine-month period ended June 30th, 2007, pretax income was $66.9 million, an increase of 21.8 percent from $54.1 million in the same period one year ago. Asta’s tax rate in the quarter was approximately 41 percent. This rate is in line with our expectations, and we believe this rate will be the same during the remainder of the year.
Net income was $15.3 million during the third quarter, increasing 29.7 percent compared to $11.8 million in the third quarter of fiscal 2006. Net income for the nine-month period was $39.2 million, up from $32.2 million or 21.7 percent.

We reported fully diluted earnings per share of $1.03 for the third quarter, a 28.8 percent increase over the prior year quarter’s 80 cents per share. For the nine months ending June 30th, 2007, earnings per share was $2.67, up 21.4 percent from $2.20 during the same period one year ago.
Additionally, at quarter’s end, shareholders’ equity totaled $224.7 million, up from $209.7 million at March 31st, 2007, and tangible book value per share was $16.15 at the end of the third quarter, an increase sequentially from $15.08 per share at the end of the last quarter, and up from approximately $12.82 per share at the end of the third quarter of fiscal 2006.
Before I conclude my formal remarks, I’d like to reiterate that Asta’s unique business model, where we outsource the vast majority of our receivables, which enables us to maintain a streamlined infrastructure, affording us tremendous operating leverage and the flexibility — and flexibility as we continue to grow.
We believe strongly in this proven model, especially as seen in today’s reported results. Our disciplined approach continues to prove itself each and every quarter. In fact, the return on average equity during the quarter was 28.2 percent on an annualized basis.
To summarize, I am very proud of the accomplishments we have made this fiscal year to date by producing solid revenue and earnings growth, expanding our book business by — book of business by purchasing $10.2 billion of face value, up from $5.2 billion purchased in all of fiscal 2006, and issuing a regularly quarterly dividend.
That concludes our formal remarks. Mitch and I would like to open the call to any questions. Due to the increase of interest in Asta Funding, I would please ask you to limit your questions to one per person, with one follow-up.
Operator, please open the call for questions.
OPERATOR: At this time, I would like to remind everyone, if you would like to ask a question, please press star, then the number one on your telephone keypad. Again, that’s star one on your telephone keypad.
We’ll pause for just a moment to compile the Q&A roster.
Your first question comes from the line of Robert Cochran (ph).
ROBERT COCHRAN (ph): Hi, Mitch (ph) and Gary.
STERN: Good morning.
MITCHELL COHEN, CHIEF FINANCIAL OFFICER, ASTA FUNDING, INC.: Hi Bob (ph).
COCHRAN (ph): Can you tell me why the revenue recognition is much higher this quarter?
COHEN (?): Well, it’s not much higher. It’s ...
COCHRAN (ph): Why it’s higher.

COHEN (?): Yes. We have zero basis revenue in there for about $5.6 million. Take that out, you have a more normal rate of about 45 percent, maybe a drop lower. We also had some accretable (ph) yield adjustments on portfolios which affected the revenue recognition ever so slightly.
But if you take those out, you have the normalized — a more normalized revenue recognition rate. So, we’re in the fortunate position of having pools from ’03 that have run out, and a couple from ’04 that have run — outlived their projection. And we’ll continue to — hopefully continue to revenue (ph) it going forward.
COCHRAN (ph): OK, thank you.
OPERATOR: Your next question comes from the line of Wendy Seller (ph).
WENDY SELLER (ph): Hi. Question, with possibly related follow-up. You mentioned that your account sales are down this quarter. Could you comment on that?
COHEN (?): Sure. This is a little editorial comment. You know, we — rightly or wrongly, this company is kind of challenged with the fact that we — sometimes — people feel that we sell too much paper. And now we’ve sold less paper, in this particularly quarter, and that’s really just a function of what we’re doing.
It has — our results could have been even better had we sold more accounts, but it’s not something that we — re-sales of accounts are something that we do because we’re opportunistic, and we have the business model that allows us to do that. This ...
SELLER (ph): OK. And follow-up — as you get your arms around major portfolio purchase in quarter two (ph), can you comment on seeing — are you going to increase account sales?
COHEN (?): Well, I would think as the — what we do is we analyze the portfolio for, you know, the quality accounts, and based on the quality, we won’t sell — really sell the quality accounts. We look for the inferior accounts. And opportunistically, we will continue — we will start and continue to sell portfolios from our own account and from the large portfolio.
STERN: Yes.
This is Gary speaking. I’d like to add another point that, on this large portfolio purchase, we’ve identified in excess of $350 million in face value of accounts that we plan on initiating litigation in the next 90 days.
COHEN (?): That’s exclusive of what we’ve already found, and have already started to — started the suit process on.
STERN: Yes.
SELLER (ph): OK, thank you.
STERN: You’re welcome.
OPERATOR: Your next question comes from the line of Phil Frizella (ph).

PHIL FRIZELLA (ph): Thank you. You may have actually just touched on this next question, but would you characterize that, with the new portfolio that was purchased back in March, the time that you’re spending on collecting that new pool versus the time spent suing that new pool and whether those two take time away from the other, or whether they are completely independent, please?
COHEN (?): That’s kind of a leading question if we answer it the way you’d like.
Well, certainly it’s a large portfolio purchase, and we have devoted some more time to it than our other, older portfolios. That doesn’t mean our other, older portfolios aren’t important. It’s just that this is brand new. This portfolio happens to be brand new.
And I’d like to continue by saying that, as a new portfolio, it reacts very similar to any other new portfolio in that, you know, collections start off and then ramp up and ramp up and ramp up. The only different being here is that this portfolio requires us to do some work and continue to find people who have jobs and homes who fit our suit strategy. That’s an evolving process. And as Gary said, we have in excess of $300 million of — $350 million identified to be sued. So — and we expect that number to grow.
FRIZELLA (ph): OK, I’m sorry. I may not have been entirely clear with my question. I was actually limiting the collection versus suing specifically to that pool, and not referring to time that might be taken away from other pools because, I presume, those are just continuing as you were.
COHEN (?): That would be correct, yes, certainly.
FRIZELLA (ph): And so — I’m sorry. I guess, does the — does the time that you spend suing that — the new pool, does that take away from time collecting the new pool, or does collecting on the new pool take away from time on suing? We’re just trying to understand how the inter-workings of the time allocation on that new pool work.
STERN: Well, yes, yes, yes. They’re two separate areas. We identify assets and, without giving specific details, we identify our accounts that we think are most likely to be — to be collected with the suit strategy.
So, go down one path, identifying assets on a daily basis, and start the litigation process, and we’re pleased with this over $350 million in new assets that we have located. Those get litigated through a legal network.
While that process is occurring, we have accounts that are being collected either internally here at Asta or at various agencies on a regular basis. So, some of the accounts that are being collected turn into accounts that become candidates for lawsuits as circumstances change. So, there are two independent processes going on.
COHEN (?): But it’s not just like any other portfolio that we buy where, you know, you can — collections ramp up and continue to get better.
In this particular case, we are spending money on suing people, and we’ll continue to — hopefully we’ll continue to do that.
FRIZELLA (ph): That’s helpful. And then, to follow-up, what is the — if you include the 350 million that you are going to sue, what is the total face value of this pool that has been sued?

COHEN (?): Well, we have $1 billion in judgments, and another 400 — I would estimate about $1 billion seven, including the billion in judgments, and then this is an ongoing process. It’s hard to predict how much more will be sued, but I can share with you that, based on history, there are people — circumstances are changing on a regular basis. So, we increase — we expect that dollar amount to increase.
FRIZELLA (ph): Thank you both.
STERN: You’re welcome.
COHEN (?): Thank you Mr. Frizella (ph).
OPERATOR: Your next question comes from the line of Fizban Hughes (ph).
FIZBAN HUGHES (ph): Good morning. Thanks for taking my question. I’m just wondering if you can give us a little bit of overall commentary on the environment. I mean, things are so different today than they were, you know, as of June 30th, when your quarter ended. And I was wondering if you could just tell us, with this type of disruption in the fixed income markets, does it have any impact on pricing? Does it have any impact on the resell market or your funding ability?
COHEN: Well I’m — let’s hit them one at a time. This is Mitch. The resale market, we haven’t seen any diminution in the resale market. There’s people out there, you know, that love our paper and would like to buy it.
The environment certainly has changed since June 30th, and, you know, we can’t tell you today that the — that the collections are slow, the collections are better than expected. But, you know, without being a seer and without having the benefit of some lag time here, the fourth quarter — I did some research this morning. Our fourth quarter last year, we had 60 million — $51 million of collections, or $50 million of collections. And in the third quarter of last year, we had $60 million of collections, so there is some seasonality here.
So, any slowness we see in the seasonality in June, July, August, September, or June, July and August, we won’t be able to tell if that’s real slowing from what’s happening in the economy or from, you know, some type of slowness in our collections themselves.
But it’s a very good point. I don’t think we can answer the question today.
STERN: As far as funding is concerned, our bank lines are sufficient for us to grow. We don’t have any issue with funding portfolios whatsoever.
HUGHES (ph): OK, thank you.
STERN: You’re welcome.
OPERATOR: We have a follow-up question from the line of Phil Frizella (ph).
FRIZELLA (ph): Thank you. A group of questions again.
First of all, would you provide the details behind the 497 million of purchases in the quarter? It appears as though you only paid 3.1 cents per dollar, which is a little bit lower than what you have paid in the past, so we’re presuming that implies that it’s lower quality paper than maybe what you would pay a nickel for, but I would be interested in your perspective as to that, or those purchases, and how we ought to be reading the tea leaves here.
STERN: OK. We don’t — well, the portfolio consisted of credit card paper and auto deficiency paper, and the blended rate, we don’t think, has any relevance to, basically, quality in this instance, because we’re buying this paper with the expected returns as we usually buy paper.
So, you know, historically maybe we’ve paid more than that in the past, but the quality is just as good, and we anticipate similar returns.
COHEN: And Frizella (ph), this is Mitch again. Just as a — just for everybody else on the call, when we buy paper, whether it be, you know, an extreme example of 50 basis points, one penny, three pennies, 10 cents, 12 cents or 15 cents, we’re still looking for the overall returns upon that paper, not whether or not it’s too high a price, too low for this (ph) — disciplined price, depending on the price, and just looking for the overall desired returns. The blended rate in this quarter happens to be at three cents.
You know, next quarter, it might be five cents, and the next quarter after that, it might be one cent, but we’re still looking for the same returns on those papers — on those papers we purchase.
FRIZELLA (ph): OK, and that’s, in essence, what we were trying to gather, is, are you looking for the same return given that you paid 3.1 cents, or is this a case where you were able to buy the paper a little less expensively than maybe you would have been able to in the past, and you may end up with a better return on these purchases than what you historically have had?
STERN: No, we don’t expect better returns. We didn’t buy these.
FRIZELLA (ph): And then two additional questions, please. First of all, the $5.5 million of accounts that were returned to a seller, would you please describe that situation? And then also, the details behind the $9.8 million of account sales, and to what degree any of those were related to the new pool purchased in March.
COHEN: OK, one at a time. The 9.8 million had no sales from the new portfolio.
The 5.5 was a — generally when we put back — put back accounts, or basically non-compliant accounts, when we scrub (ph) portfolios, you know, there are bankruptcies, deceased, stuff that we don’t — didn’t bargain for when we made a purchase. So, in this particular case, for the first time in the company’s history, the purchase — those were put-backs on material.
So, when we set the material, we disclose them to you. They are on the big portfolio, but that’s, you know, a $300 million purchase, you know, if you could see how de minimis even the 5.5 million is on that.
FRIZELLA (ph): And then, following up on the account sales, you, in the past, I believe, have stated that you are anticipating that you will sell some of the new portfolios account. Are you still feeling that there are accounts to be sold, and if so, what do you anticipate the timing on when you will begin to sell some of those?

STERN: We will sell some paper in the new portfolio, and the timing will be in the near future, but we’re going to await the closing times as selling more rather than holding on to more and finding more assets to litigate.
COHEN: It’s a value play, you know, that we think we can get the prime value of what we expect, I think. But we want to sell paper out of this portfolio, and we will, but it dictates, and that will be very soon.
FRIZELLA (ph): And then finally, the G&A rose approximately to $700,000 sequentially, so versus a — versus the March quarter, and you had referenced some of the issues that led to the higher G&A versus the June quarter a year ago.
Would you please detail what you see as the incremental cost in the quarter, G&A versus March?
COHEN: Well, the big piece would be the lettering of the new portfolio, which cost us, you know, $600,000, $700,000.
FRIZELLA (ph): And you said lettering?
COHEN: Yes. You know, to rename the paper, so to speak, to take ownership for us, we have to inform the debtors of the change.
FRIZELLA (ph): Great. And that comes back to some of the comments in the opening remarks about increased mailing costs?
COHEN: Right.
FRIZELLA (ph): Great. Thank you both.
STERN: Thank you.
COHEN: Thank you.
OPERATOR: There are no further questions at this time. Gentlemen, you may proceed with closing remarks.
STERN: Thank you for participating in our third quarter conference call. As always, should you have any additional questions, please feel free to call Mitchell Cohen or myself.
We thank you for your interest and support, and look forward to speaking with all of you again later this year to discuss Asset’s fourth quarter and year-end results.
Have a pleasant day.
OPERATOR: Thank you for participating on today’s Asset Funding third quarter and nine-month fiscal 2007 results conference call. This concludes today’s conference. You may disconnect at this time.
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